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                                                                    Exhibit 10.5

                      FORM OF PROPERTY MANAGEMENT AGREEMENT


         THIS PROPERTY MANAGEMENT AGREEMENT ("Agreement") is made as of _________ ("Effective Date"), by and between BPP RETAIL, LLC, a Delaware limited liability company ("Owner"), and ______________________________, a __________
corporation ("Property Manager").

                                    RECITALS

         A. Owner is the owner of that certain retail shopping center described in EXHIBIT A attached to this Agreement (the "Property"). The Property is commonly known as _____________ and is located at ________________________.
Burnham Pacific Operating Partnership, L.P., a Delaware limited partnership is the managing member of Owner ("BPOP") and the State of California Public Employees' Retirement System ("CalPERS") is a non-managing member of Owner.

         B. Property Manager is experienced in the management, operation and supervision of similar commercial properties in the geographic area where the Property is located. Property Manager is a licensed real estate broker in the State of __________.

         C. The parties acknowledge that concurrent with the execution of this Agreement Property Manager and Affiliates of Owner are entering into other management agreements (the "Other Management Agreements") for the management of certain other properties (the "Other Properties").

         D. The parties desire to set forth in this Agreement the terms and conditions under which Property Manager shall act as manager of the Property.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, Owner and Property Manager agree as follows:

                             ARTICLE 1 DEFINITIONS.

                  1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1:

                           1.1.1 AFFILIATE: The term "Affiliate" shall mean when
used with reference to a specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (b) any Person that is an executive officer or board member of, general partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, general partner or trustee, or with respect to which the specified Person serves in a similar capacity, (c) any Person that, directly or indirectly, is the beneficial owner of __% or more of all voting classes of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of __% or more of all voting classes of equity securities, or (d) any trust established by the specified Person for the benefit of any such relative or spouse of such Person. "Affiliate" or "Affiliated Person" of the Owner or the members thereof does not include a Person who is a partner in a partnership or a joint venture with the Owner or any other Affiliated Person if such Person is not otherwise an Affiliate or Affiliated Person of the



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Owner or the members thereof. The term "Person" means any individual, partnership, limited liability company, corporation, cooperative, trust, estate, government (or any branch or agency thereof) or other entity.

                           1.1.2 APPROVED CAPITAL BUDGET. "Approved Capital
Budget" shall have the meaning set forth in Section 2.2.2.

                           1.1.3 APPROVED OPERATING BUDGET. "Approved Operating
Budget" shall have the meaning set forth in Section 2.2.2.

                           1.1.4 DESIGNATED SUPERVISOR. _________________, or
any other employee of Property Manager approved in writing by Owner who is designated by Property Manager to perform the duties of the Designated Supervisor under this Agreement.

                           1.1.5 GROSS MONTHLY COLLECTIONS. The term "Gross
Monthly Collections" shall mean the total gross monthly collections of rent and tenant reimbursements received from the Property, including only the following: base rents, percentage rents and reimbursements of taxes, insurance or common area maintenance charges for which a tenant is liable under its lease. Gross Monthly Collections shall not include the following: (i) receipts from the operation or rental of parking facilities, (ii) business interruption or rental loss proceeds (but such proceeds shall be included in Gross Monthly Collections during any period of time that more than 50% of the Property is unoccupied as a result of a casualty), (iii) any payment of money by a tenant to Owner or Property Manager in consideration for or in conjunction with a security, rental or other deposit (unless and until actually applied as rent), (iv) payments in connection with the termination, cancellation, expiration, renewal, extension or modification of a tenant's lease, (v) property insurance loss proceeds, (vi) remodeling and tenant improvement charge costs, (vii) condemnation proceeds,
(viii) proceeds received by Owner in connection with the sale of any portion of the Property or the refinancing of any indebtedness secured by a lien on any portion of the Property, (ix) direct payments of taxes or insurance by any tenant of the Property, or (x) payments by tenants to a merchant's association or promotional fund. Any advance rental payments (not to exceed 30 days in advance of their due date) shall be included in Gross Monthly Collections when received.

                           1.1.6 MARKET AREA. That certain area within a three
(3) mile radius of the Property.

                           1.1.7 PROPERTY: The term "Property" shall mean that
certain commercial real property described in Recital A of this Agreement.

                           1.1.8 RECORDS OFFICE: The term "Records Office" shall
mean Property Manager's offices located at _____________________________.

                  1.2 ADDITIONAL DEFINED TERMS. Initial-capitalized terms not defined in Section 1.1 shall have the meanings otherwise ascribed to them in this Agreement.

             ARTICLE 2 APPOINTMENT AND SERVICES OF PROPERTY MANAGER.

                  2.1 APPOINTMENT; TERM; GENERAL SCOPE OF SERVICES. Owner hereby appoints Property Manager as manager of the Property with the responsibilities for managing, operating, maintaining and servicing the Property (collectively, the "Management Services") for a term beginning on the Effective Date. The period during which this Agreement is in effect is referred



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to as the "Term.". Property Manager, by its execution hereof, does hereby accept such appointment and agrees to perform the Management Services upon the terms and conditions set forth in this Agreement all to the end that Owner's interest in the Property and its interests as landlord under the Leases shall be preserved and no default chargeable to Owner shall occur under the Basic Documents.

                           2.1.1 GENERAL SCOPE OF SERVICES. Property Manager
shall direct, supervise, manage, operate, maintain and repair the Property and develop, institute and follow programs and policies to facilitate the efficient operation of the Property on as profitable a basis as reasonably possible and in compliance with this Agreement and all directions of Owner. The Management Services shall include the performance of all obligations of Owner as landlord under all present and future tenant leases ("Leases") and under all other contracts affecting the Property, including, without limitation, any and all development agreements, permits, governmental approvals and certificates of occupancy at the Property and all warranties, guaranties and service contracts and agreements relating to the maintenance and operation of the Property ("Contracts") (the Leases and the Contracts are collectively referred to as the "Basic Documents"); however, unless specifically provided in this Agreement, Property Manager shall not be responsible for negotiating or obtaining building permits, certificates of occupancy or development agreements. The Management Services shall also include the supervision and oversight of any construction of capital or tenant improvements designated by Owner in a written work order (collectively, "Designated Improvements"). Property Manager shall not permit the use of the Property for any purpose or in any manner that might void any policy of insurance held by Owner, that might render any loss insured thereunder uncollectible or that would be in violation of any law or governmental restriction or the provisions of any Lease.

                           2.1.2 DIRECTIONS BY OWNER AND BPOP. Property Manager
acknowledges and agrees that it shall be the role and duty of BPOP, on behalf of Owner, to generally supervise the performance of Property Manager under this Agreement, and any notice or direction given by BPOP shall be deemed to be a notice or direction delivered by Owner. Property Manager further acknowledges and agrees that Owner and BPOP shall set policy and establish objectives with respect to management of the Property, and Property Manager shall perform all services under this Agreement in accordance with such policies and objectives.

                           2.1.3 GENERAL STANDARD OF SERVICES. Property Manager
shall use its best efforts and act diligently in a manner consistent with first-class professional management standards as manager of the Property, and shall perform its duties hereunder in conformity with this Agreement. The services of Property Manager under this Agreement are to be of a scope and quality not less than those generally performed by professional managers of other first-class retail properties in the Market Area.

                  2.2 SPECIFIC SERVICES OF PROPERTY MANAGER. Without limiting the generality of the provisions of Section 2.1 and subject at all times to the procedures and directions set forth in this Agreement (as may be revised or amended from time to time), Property Manager shall do all of the following:

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                           2.2.1 EMPLOYEES. Property Manager shall select,
employ, pay, supervise and discharge all employees and personnel necessary for the operation, maintenance and protection of the Property (subject to the limitations set forth in Section 4.1). All persons so employed by Property Manager shall be employees or independent contractors of Property Manager and not of Owner. Property Manager shall comply with all applicable laws, rules and regulations concerning worker's compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer/employee-related subjects. Property Manager shall comply with all provisions of the Fair Employment Practices Addendum attached to this Agreement as EXHIBIT B. Property Manager shall provide to Owner, at Owner's request, a schedule of employees to be employed by Property Manager in the direct management of the Property. This schedule shall include the number of employees and their title and salary range. Owner shall have the right, at any time, to disapprove the use of any such employees in connection with the management of the Property or the performance of any of Property Manager's services under this Agreement. Property Manager shall not reduce the agreed upon number of employees dedicated to the management of the Property without obtaining Owner's prior written consent. At all times during the Term, the Designated Supervisor shall be the principal contact for Property Manager and the Designated Supervisor shall coordinate all of the efforts of Property Manager under this Agreement. Property Manager represents to Owner that the Designated Supervisor has at least seven (7) years of property management experience. Owner shall have the right to approve in writing any Designated Supervisor.

                           2.2.2 RECORDS AND BUDGETS. Property Manager shall
keep or cause to be kept at the Records Office suitable books of control and account as provided in this Agreement. Property Manager shall prepare and submit to Owner such monthly, quarterly, annual or other operating and capital budgets for the Property as may be required by BPOP or Owner. Without limiting the generality of the foregoing, Property Manager shall prepare and submit to Owner a proposed annual operating budget and a proposed annual capital budget for the management and operation of the Property at times reasonably requested by Owner. All payments to be made to Property Manager or an Affiliate thereof shall be separately itemized and explained in the proposed annual operating budget and the proposed capital budget. The proposed annual operating and capital budgets shall be in a form approved by Owner. If Owner considers any proposed budget unacceptable, Owner shall specify to Property Manager the reason(s) therefor and Property Manager shall revise and resubmit the budget until it is accepted by Owner and approved by Owner. All budgets shall be effective only when approved in writing by Owner. Owner may revoke its approval of any budget at any time. The operating budget approved in writing by Owner shall be referred to as the "Approved Operating Budget" and the capital budget approved in writing by Owner shall be referred to as the "Approved Capital Budget"

                                    2.2.2.1 FAILURE TO COMPLETE BUDGET. The
parties intend that an Approved Operating Budget and an Approved Capital Budget for the following calendar year shall be in place for the Property by October 1 of each preceding year during the Term. If an annual operating budget for the Property has not been approved by Owner prior to the commencement of any calendar year during the Term, the operating budget for each calendar month ("Current Month") until the annual operating budget is approved shall be the amount of the most recent Approved Operating Budget for the Property for the same calendar month ("Base Month"), as adjusted to reflect (a) any increase or decrease between the Base Month and the Current Month in the Consumer Price Index-U.S. Cities Average (base year 1982-84=100)



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published by the United States Department of Labor, Bureau of Labor Statistics,
and (b) any increase or decrease in the occupancy of the Property between the Base Month and the Current Month. Property Manager shall submit such adjusted monthly operating budget to Owner for review not more than 10 days before the first day of the month for which it is proposed, and such budget, after approval by Owner, shall be deemed an "Approved Operating Budget" for purposes of this Agreement.

                                    2.2.2.2 AMENDMENT OF BUDGETS. Property
Manager shall have the right from time to time to submit proposed revised budgets to Owner, which shall be subject to Owner's written approval. Property Manager shall use diligence and its best efforts to prevent the actual costs of maintaining and operating the Property from exceeding the Approved Operating and Capital Budgets. Owner may amend its approval of any budget and require the budget to be amended to conform to such approval at any time and, in such event, only the budget as so amended shall be deemed approved. After revoking or amending an Approved Budget, Owner shall have the right to require Property Manager to terminate any agreements or void any actions which are no longer consistent with an Approved Budget.

                                    2.2.2.3 BUDGET VARIANCES. Except as
specifically authorized in this Agreement, Property Manager shall obtain Owner's specific prior written consent before undertaking any expenditure of Owner's funds in excess of the applicable budgeted amount set forth in an Approved Operating Budget or Approved Capital Budget, unless such excess amount (a "Permitted Budget Overrun") is less than both of the following: (i) $5,000.00 in the aggregate for any calendar year for all such Permitted Budget Overruns, and
(ii) ten percent (10%) of the applicable budgeted amount. Property Manager shall promptly advise Owner in writing of any Permitted Budget Overruns.

                           2.2.3 LEASING; NON-SOLICITATION. Property Manager
shall coordinate the leasing activities of the Property with Owner's designated leasing representative or exclusive leasing broker. Property Manager shall not approve the assignment or sublease of any Lease without obtaining Owner's prior written consent. If Property Manager receives a tenant request for a sublease or assignment, then Property Manager shall obtain and deliver to Owner all information reasonably necessary for Owner's use in assessing such request. Upon Owner's approval of any such assignment or sublease, Property Manager, at Owner's request, shall prepare and deliver to Owner a consent to assignment or sublease on a form designated by Owner. Property Manager shall obtain the prior written consent of Owner before engaging in any solicitation of tenants located at the Property for the purpose of leasing space to such tenant at a property other than the Property. Owner may terminate this Agreement for cause if Property Manager fails to comply with this provision. Owner shall have the sole right to approve and negotiate amendments of Lease.

                           2.2.4 RENT. Property Manager shall (i) use best
efforts to ensure that all rents and other monies (including billings resulting from tenant participation in operating expenses, taxes and common area maintenance charges) payable under the Leases are paid by tenants of the Property, either to Property Manager directly, to the Property Lockbox Account (as defined in Section 7.1) or to any lockbox required by the terms of a loan to Owner, as and when such amounts become due and payable, (ii) adjust rentals and other required payments where adjustment is contemplated by the applicable Leases, (iii) notify Owner and tenants of such adjustments, and (iv) sign and serve in the name of Owner such notices (except as limited by



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Section 2.2.5), including, without limitation, letters demanding past-due and currently owing rents and other monies, as are consistent with Owner's procedures. Property Manager shall identify and collect any income due Owner from miscellaneous services provided to tenants or the public, including, without limitation, parking, tenant storage and retail income, if any. All monies so collected shall be deposited immediately in the Property Lockbox Account or lender lockbox account. In addition to the foregoing, not later than sixty (60) days after the closing of each annual reporting period, and to the extent permitted or required by Leases, Property Manager shall provide to Owner a draft of the reconciliation statement for each tenant of the Property of actual expenditures for the annual reporting period. Following Owner's approval or modification of the foregoing, but not later than ninety (90) days after the closing of each annual reporting period, Property Manager shall provide each tenant with an Owner approved reconciliation statement of actual expenditures for the annual reporting period. In addition, Property Manager shall provide each tenant with the following: (i) a monthly rent and expense statement for the current month setting forth the payment required to be made by such tenant pursuant to its Lease, based upon the current Approved Operating Budget and estimate of expenses for the then-current year, and (ii) all other notices required under the Leases.

                           2.2.5 COLLECTIONS. Property Manager shall undertake
the periodic billing of rents and monetary payments of every kind and form due from tenants of the Property, and thereafter shall actively pursue collection of all such rents and other payments. At Owner's request, Property Manager shall also advise Owner of the need for percentage rent audits of any tenant of the Property and Property Manager shall coordinate the performance of such audits of percentage rents payable by tenants of the Property. Property Manager shall not terminate any lease, lock out any tenant, institute any suit for rent or for use and occupancy, provide notice by legal service to pay rent or quit or institute proceedings for recovery of possession without the prior written approval of Owner. Only legal counsel designated by Owner shall be retained in connection with any such suit or proceeding, and Property Manager upon request shall recommend legal counsel and furnish Owner with the estimated costs of legal services to be incurred in bringing such suit or proceeding. Unless otherwise specified by Owner in writing, Owner shall manage and coordinate any such suit or proceeding. If any tenant of the Property is delinquent in any payment due to Owner or is otherwise in default under the terms of its lease for a period of more than 15 days, Property Manager shall immediately notify Owner.

                           2.2.6  MAINTENANCE.

                                    2.2.6.1 PROPERTY MAINTENANCE. Property
Manager shall maintain or cause to be maintained (to the extent not maintained by tenants) the Property and common areas thereof, external and internal, in good and clean condition and repair as a first-class commercial building, including, without limitation, all sidewalks, signs, mechanical, electrical and other systems, parking lots and landscaping; provided, however, that no maintenance expenses, repairs or alterations which are not specifically identified in the Approved Operating Budget shall be incurred or undertaken without the prior written consent of Owner. If Owner so elects in its sole and absolute discretion, all maintenance, repairs or alterations requiring expenditures in excess of _______________ Dollars ($______) shall be planned and supervised by an architect, designer, inspector, engineer, construction manager or general contractor selected by Owner in its sole and absolute discretion. If Owner requests, Property Manager shall recommend qualified persons to provide such services. Property Manager shall arrange, as may



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be necessary or appropriate from time to time, for periodic roofing inspections and inspections of the building systems by independent contractors. Property Manager shall be responsible for obtaining all required tenant and adjacent owner consents with respect to the performance of any repair, maintenance or capital improvement work.


                                    2.2.6.2 EMERGENCIES. Notwithstanding
anything to the contrary in this Agreement, in the event of an emergency in which there is an immediate danger to persons or property or in which action is required in order to avoid suspension of services, Property Manager shall take such action as is reasonable and prudent under the circumstances. Property Manager shall be reimbursed promptly for any reasonably necessary expenses incurred in such action, even if not in an Approved Operating Budget or Approved Capital Budget, so long as Property Manager attempts to consult with Owner in advance and, in any event, notifies Owner in writing within 48 hours of taking such action explaining the reasons therefor.

                           2.2.7 CONTRACTS. Subject to the provisions of Section
2.4 below, Property Manager shall negotiate and, with Owner's prior written approval, execute all necessary or desirable utility, supply, service, vending and related contracts and equipment leases for the Property. Owner may at any time and in its sole discretion direct the Property Manager to use certain designated vendors and suppliers. Property Manager shall not execute any contract or other agreement affecting the Property without Owner's prior written consent; provided, however, that Owner's consent shall not be required with respect to any utility or service contract (other than security service contracts) which (i) is entered into in the usual course of business, (ii) has a term of one year or less, (iii) is terminable on no more than thirty (30) days prior notice, without penalty, (iv) is specifically provided for in the Approved Operating Budget, and (v) provides for payments in an amount less than $______ in any calendar year. Without limiting the foregoing, each contract or agreement executed by Property Manager pursuant to this Section 2.2.7 shall contain a 30-day (or shorter) cancellation clause exercisable by Owner without cause and without penalty or fee, unless otherwise approved in writing by Owner. All such utility, supply, service, vending and related contracts and equipment leases shall be in the name of Owner and executed by Property Manager as agent on behalf of Owner. Property Manager shall not hold itself out as having the authority to approve any contract or agreement without the prior approval of Owner except as provided above. In addition to the foregoing, Property Manager shall strictly conform with the contracting procedures described on EXHIBIT C attached to this Agreement.

                           2.2.8 PURCHASES. Property Manager shall supervise and
purchase or arrange for the purchase of all reasonable inventories, provisions, supplies and operating equipment which are provided for in the Approved Operating Budget or otherwise specifically approved by Owner. To the extent available, Property Manager shall turn over to or obtain for Owner all volume purchasing benefits and discounts available to Property Manager, Owner or properties of the size and class of the Property.

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                           2.2.9  OPERATING AND CAPITAL EXPENSES.

                                    2.2.9.1. OPERATING EXPENSES. Property
Manager shall pay from Owner's funds, in a commercially reasonable manner, all normal operating expenses of the Property (and not paid directly by tenants) with funds from the Property Disbursement Account (as defined in Section 7.2).

                                    2.2.9.2 CAPITAL EXPENSES. Property Manager
shall recommend that Owner purchase major items of new or replacement equipment when Property Manager believes such purchase to be necessary or desirable. Owner may arrange to purchase and install such items itself or may authorize Property Manager to do so (subject to any supervision and specification requirements and conditions prescribed by Owner). If Owner so elects in its sole and absolute discretion, any capital improvement project costing more than _______________ Dollars ($______) shall be planned and supervised by an architect, designer, inspector, engineer, construction manager or general contractor selected by Owner in its sole and absolute discretion. If Owner requests, Property Manager shall recommend qualified persons to provide such services. Unless specifically included in the Approved Capital Budget or permitted under Section 2.2.6.2, all capital expenditures must be authorized by Owner in writing in advance.

                           2.2.10 ENERGY MANAGEMENT. Property Manager shall
provide proper energy management and utilize utility conservation techniques.

                           2.2.11 SECURITY. Property Manager shall maintain or
cause to be maintained a security program designed to be adequate for the needs of the Property as determined by Owner from time to time. Property Manager shall promptly notify Owner of any incidents or conditions which reflect on or affect the adequacy of the security provisions for the Property, and shall make recommendations to Owner with respect to security matters. At Owner's request, Property Manager shall report all incidents involving property damage to Owner's insurance carrier, with a copy to Owner. All contracts for the performance of security services shall be subject to Owner's prior written approval.

                           2.2.12 TAXES. Property Manager shall obtain and
verify bills for real estate and personal property taxes, sales taxes on rental payments, improvement assessments or bonds and other like charges which are or may become liens against all or any part of the Property (collectively, "Taxes"). Property Manager shall pay all bills for Taxes not less than 15 calendar days prior to delinquency. Alternatively, Owner may elect to pay some or all bills for Taxes. In such event, Property Manager shall remit all bills for Taxes to Owner not less than 30 calendar days prior to the date such Taxes would become delinquent and shall pay only those tax bills designated by Owner. If Owner elects to contest any Taxes, Owner shall notify Property Manager and Property Manager shall not pay the Taxes until directed by Owner. At Owner's request, Property Manager shall cooperate with Owner's consultant's efforts to conduct any appeal of Taxes.

                           2.2.13 COMPLIANCE WITH OWNER'S OBLIGATIONS. Property
Manager shall operate the Property in compliance with all terms and conditions of any ground lease, space lease, mortgage, deed of trust or other security instrument affecting the Property, if any, of which Property Manager has knowledge. Property Manager shall not make payments on account of any


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ground lease, space lease, mortgage, deed of trust or other security instrument affecting the Property, if any, unless specifically instructed to do so by Owner in writing.

                           2.2.14 LICENSES AND PERMITS. Property Manager shall
obtain all licenses, permits, certificates, consents, approvals or other entitlements required for the operation of the Property (collectively, "Licenses"), but, unless specifically provided in this Agreement, Property Manager shall not be responsible for obtaining building permits for new construction at the Property. Property Manager shall provide Owner with copies of all completed initial or renewal License applications for Owner's approval and Owner's signature, if necessary, not less than 30 days prior to the date such applications are due. All Licenses shall be obtained in Owner's name whenever possible. Any Licenses obtained in the name of Property Manager shall be held on behalf of Owner, and upon termination of this Agreement, Property Manager shall transfer or assign all such Licenses to Owner or to such person as Owner may direct at no cost to Owner.

                           2.2.15 NOTICE AND COOPERATION IN LEGAL PROCEEDINGS.
Owner and Property Manager each shall give prompt notice to the other of the commencement of any action, suit or other legal proceeding against Owner or against Property Manager with respect to the operations of the Property or otherwise affecting the Property. Property Manager shall fully cooperate, and shall use reasonable efforts to cause all of its employees to fully cooperate, in connection with the prosecution or defense of all legal proceedings affecting the Property.

                           2.2.16 CONSTRUCTION FACILITATION. Property Manager
shall be responsible for (a) coordinating and facilitating the planning, and (b) facilitating the performance of all construction (including, without limitation, all maintenance, repairs and alterations described in Section 2.2.6, capital improvement projects described in Section 2.2.9, tenant improvements, tenant refurbishments and common area refurbishments) required to be constructed by Owner after the Effective Date and designated by Owner in a written work order (collectively, "Construction Projects"), regardless of whether or not any such Construction Project arises out of a lease executed prior to the Effective Date. Such coordination and facilitation services shall include, for example and not by way of limitation, retaining architects, engineers or other consultants, assisting in the development of repair, capital improvement or tenant space plans, cost estimating, advising Owner with respect to the need for a general contractor, construction manager or other consultant, posting (and recording if necessary or desirable) appropriate notices of non-responsibility, providing notices of construction to affected tenants and mitigating the effects of construction on such tenants, and providing contractors, vendors and other Construction Project-related personnel with access to the Property, parking and staging areas and necessary utilities and services.

                           2.2.17 NOTICES. Property Manager shall deliver
forthwith to Owner all written notices received by Property Manager from any mortgagee, tenant or other party to any of the Basic Documents given pursuant thereto or pertaining thereto or otherwise pertaining to the Property and all written notices from any governmental or official entity.

                           2.2.18 ENFORCEMENT OF LEASES. Property Manager shall
use its best efforts to enforce compliance by tenants with each and all of the terms and provisions of the Leases. Property Manager may, with prior written consent of Owner in each instance, which consent may be withheld by Owner in its sole discretion, or shall at Owner's discretion, institute legal proceedings in the name of Owner to enforce Leases or dispossess tenants or others



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occupying the Property or any portion thereof. Property Manager shall monitor, cooperate with and review the results of any CAM audit conducted by or on behalf of any tenant of the Property, subject to Owner's written approval. If any CAM audit results in a reduction of Gross Monthly Collections, then Property Manager shall promptly refund to Owner any overpayment of the Management Fee.

                           2.2.19  ENVIRONMENTAL.

                                    2.2.19.1 NOTICE. Property Manager shall
promptly advise Owner in writing of any information concerning actual or potential non-compliance with any Hazardous Materials Laws (as hereinafter defined), occurring in, on or at the Property, or to Property Manager's knowledge, in/on or at any property adjacent to or in the vicinity of the Property, together with a written report of the nature and extent of the non-compliance and the potential damage to the Property or the property adjacent to or in the vicinity of the Property.

                                    2.2.19.2 INSPECTION. Property Manager, to
the best of its ability, shall inspect the Property on at least a quarterly basis to determine whether any tenants, or any other persons, are or have been storing, handling, transporting, generating, manufacturing, using, dumping, releasing or discharging any Regulated Substances (as hereafter defined) in, on or at the Property and, if so, Property Manager shall promptly advise Owner in writing of that fact.

                                    2.2.19.3 RIGHTS; LIMITATIONS. Property
Manager shall use commercially reasonable efforts to enforce Owner's rights under the tenant leases of space at the Property insofar as any such tenant's compliance with Hazardous Materials Laws is concerned; provided, however, Property Manager shall not retain environmental consultants or other professionals or otherwise initiate environmental reviews by any third parties without Owner's prior written consent. Property Manager shall hold in confidence all information bearing on Hazardous Materials Laws and Regulated Substances except to the extent expressly instructed otherwise in writing by Owner, or except to the extent necessary to protect against the imminent threat to the life and safety of persons and/or damage to the Property or damage to the property adjacent to or in the vicinity of the Property.

                                    2.2.19.4 DEFINITION. The term "Regulated
Substances" means any chemical, material or substance defined as, or included in the definition of "hazardous substance" "hazardous wastes," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any environmental laws, the regulations adopted thereunder or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec. 1251, et seq.; and applicable state and local statutes including, but not limited to, [insert references to applicable state laws here] (the "Hazardous Materials Laws"). Without limiting the generality of the foregoing, the term "Regulated Substances" includes (a) any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials or pollutants which (i) pose a hazard to the Property or to persons on or about the Property or (ii) cause the Property to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is or could become friable; (c) urea formaldehyde foam insulation; (d) transformers or other equipment which contain polychlorinated byphenyls; and (e) Radon gas in amounts which will cause buildings erected on the Property to exceed applicable limits. The term "Regulated Substances" also includes any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of the property adjacent to or surrounding the Property.


                           2.2.20 ADVERTISING. At Owner's request, Property
Manager shall supervise the preparation by third parties of advertising plans and promotional material to be used to further rentals and to promote the Property. Such plans or material shall only be used if approved in advance in writing by Owner, and in conformance with such approval. Property Manager shall not use Owner's name in any advertising or promotional material without Owner's express prior written approval in each instance. Property Manager shall also provide to Owner any demographic or marketing studies prepared by Property Manager that are relevant to the Property. At Owner's request, Property Manager shall supervise the performance by independent consultants with respect to any merchant association or marketing funds relating to the Property.

                           2.2.21 GENERAL. Property Manager shall provide such
direction, supervision, professional management and in-house consulting staff services as may be necessary or desirable to operate the Property in a manner at least equal to that which is customary and usual in the operation of other properties of substantially comparable location, class, size and standing in the Market Area, and shall provide such property management services for the Property as are consistent with the Property's size and existing facilities. Subject only to those express limitations set forth in this Agreement, Property Manager shall have control and discretion in the management and operation of the Property and in the provision of the services described in this Agreement.

                  2.3 OWNER'S APPROVAL. Whenever Owner's approval or consent is required pursuant to this Agreement, such approval or consent shall be deemed withheld unless Owner notifies Property Manager in writing, within five (5) business days following receipt by Owner of such information as Owner deems necessary to make such decision, that Owner approves or grants consent.

                  2.4 COMPETITIVE BIDS. In addition to the provisions of Section
2.2.7 of this Agreement, Property Manager shall not execute or otherwise enter into or bind Owner with respect to any contract or agreement for repairs, capital improvements, equipment, supplies, services or any other item in excess of $5,000.00 without obtaining three (3) competitive written bids. Each bid shall be solicited in a form prescribed by Owner so that uniformity will exist in the bid quotes. Subject to satisfaction of the provisions of Section 2.2.7, Property Manager may accept the low bid without prior approval from Owner. If Property Manager advises acceptance of other than the lowest bidder, then Property Manager shall adequately support, in writing, its recommendations to Owner. Owner shall have the right to approve any such non-lowest bid in

Owner's sole and absolute discretion. In addition to the provisions of Section
2.2.7 of this Agreement, Property Manager shall rebid all on-going material contracts and agreements on an annual basis, unless waived in writing by Owner.

                  2.5 YEAR 2000. Property Manager covenants, represents and warrants to Owner the fault-free performance in processing of date and date-related data (including, but not limited to calculating, comparing and sequencing) by all hardware, software and firmware products used by Property Manager to deliver services and other reports and information under this Agreement, individually and in combination. Fault-free includes manipulation of this data with dates prior to, through, and beyond January 1, 2000, and shall be transparent to the user. Property Manager shall verify, through appropriate testing and analysis, that the services and other reports and information provided by Property Manager under this Agreement are year 2000 compliant in accordance with the above, and shall use its best efforts to ensure that services and other reports and other information provided by third parties to Owner are year 2000 compliant. Property Manager shall implement a contingency plan for the Property with respect to contemplated year 2000 problems.

                  2.6 DIGITAL COMMUNICATION. In addition to face-to-face meetings between the parties, it is the general understanding of Property Manager and Owner that e-mail and electronic communication are an efficient and important method of communication for the parties that will enhance the speed of communication and responsiveness of the parties. The parties also agree that it is their intent to convert paper process to a digital process to the greatest extent possible in the performance of duties under this Agreement. Accordingly, all written communications, transmittals and reports by Property Manager to Owner under this Agreement, to the greatest extent possible, shall be electronically communicated to Owner, including, without limitation, the electronic communication of all reports, budgets and other financial matters. In addition, to the maximum extent possible, Property Manager shall utilize e-mail as the primary form of written communication with Owner. All such electronic communications shall include appropriate virus protection.

            ARTICLE 3 COMPENSATION AND EXPENSES OF PROPERTY MANAGER.

                  3.1  MANAGEMENT FEES.

                           3.1.1 BASE MANAGEMENT FEE. As full and complete
compensation for all services to be provided by Property Manager under this Agreement, together with any other fees described in Section 3.1 of this Agreement, Owner shall pay to Property Manager a sum equal to ____% of the Gross Monthly Collections actually collected for the Property during the Term (the "Management Fee"). The Management Fee shall be payable monthly, one month in arrears, commencing upon the last day of the first full month of the Term. The Gross Monthly Collections for any partial month during the Term shall be prorated, and the Management Fee shall be payable only upon that portion of the Gross Monthly Collections allocable to that part of the month during the Term.

                           3.1.2 CONSTRUCTION MANAGEMENT FEE. In addition to the
other fees described in Section 3.1 of this Agreement, Owner shall pay to Property Manager a construction management fee (the "Construction Fee") equal to ____ percent (__%) of the hard and soft costs of construction of all Designated Improvements. The Construction Fee shall be payable monthly, one month in arrears, commencing upon the last day of the first full month of the Term. The Construction Fee shall be based on actual amounts paid by Owner during the immediately preceding month for hard and soft costs of construction of Designated Improvements. Hard and soft costs of construction of Designated Improvements shall include only the following: (i) costs of labor, materials, contractor overhead and contractor profit, (ii) architectural fees, and (iii) engineering fees.

                           3.1.3 INCENTIVE FEE. In addition to the other fees
described in Section 3.1 of this Agreement, Owner shall pay to Property Manager, in the manner described in this Section 3.1.3, an incentive management fee (the "Incentive Fee") in an amount reasonably determined by Owner in good faith in accordance with the provisions of this Section 3.1.3; provided, however, that the aggregate amount of the Incentive Fee plus all of the incentive management fees payable under the Other Management Agreements shall not exceed the sum of ____% of Gross Monthly Collections actually collected for the Property during the Term plus _____% of gross monthly collections actually collected for the Other Properties during the Term. The Incentive Fee shall be payable annually, on a date between December 30 of the calendar year in which the Incentive Fee is earned and January 31 of the following calendar year. Owner shall annually reasonably determine in good faith the amount of the Incentive Fee based on Owner's assessment of the following performance criteria: (i) have the efforts of Property Manager resulted in increases of the scheduled rents for the Property, (ii) have the efforts of Property Manager resulted in increases of the recovery ratio of triple net costs for the Property, (iii) have the efforts of Property Manager resulted in increases of the amount of triple net costs recovered for the Property, and (iv) have the efforts of Property Manager resulted in reduction of costs under service contracts for the Property. On or before December 1 of each year during the Term, Property Manager shall provide to Owner satisfactory information to permit Owner to determine the amount of any Incentive Fee.

                           3.1.4 RECOVERED INCOME. Attached to this Agreement as
EXHIBIT D (or to be attached to this Agreement on or before _____________) is a list of certain specific rental delinquencies for the Property that are over 90 days old (the "Rental Delinquencies"). Within thirty (30) days after collection of any of the Rental Delinquencies, Owner shall pay to Property Manager an amount equal to _____ percent (__%) of such collected Rental Delinquencies. In addition to the foregoing, if Property Manager bills to tenants of the Property existing as of June 1, 1999 unbilled amounts (including base rent, additional rent and percentage rent) that have not previously been billed for the period before ____________ (excluding the ____ annual CAM reconciliation or second quarter reconciliation) ("Unbilled Amounts"), then, within thirty (30) days after collection of any of such Unbilled Amounts, Owner shall pay to Property Manager an amount equal to ______ percent (__%) of such collected Unbilled Amounts, minus any out of pocket costs of collection incurred by Owner. The term "Unbilled Amounts shall not include any amounts billed for any period on or after ____________.

                  3.2 COSTS AND EXPENSES TO BE BORNE BY PROPERTY MANAGER. Except as specifically provided in Section 3.3 below or in the Approved Operating Budget, Property Manager shall bear all costs and expenses incurred in rendering all overall supervisory services, rent and other collection, lease enforcement (exclusive of court costs and attorneys' fees), lease termination, management, construction oversight and facilitation, accounting, bookkeeping and recordkeeping, and no such costs or expenses shall be charged to Owner. Without limiting the foregoing, Owner shall not be responsible for any of the following costs or expenses:

                           3.2.1 WAGES. All costs of gross salary and wages,
payroll taxes, insurance, worker's compensation and other costs of Property Manager's office and executive personnel (other than full-time or part-time on-site personnel whose positions and salaries are specifically authorized in the Approved Operating Budget);

                           3.2.2 OUT OF POCKET COSTS. All out-of-pocket costs
incurred as a result of Property Manager's breach of this Agreement, or as a result of the negligence or willful misconduct of Property Manager or any of its Affiliates, employees, independent contractors, agents or other representatives performing services in connection with this Agreement;

                           3.2.3 SUPPLIES. All costs of forms, accounting
materials, administrative materials, papers, ledgers and other office supplies and office equipment, all costs of Property Manager's data processing equipment, and all costs of data processing, copying, postage and delivery costs;

                           3.2.4 ACCOUNTING. All costs of Property Manager's
bookkeeping and accounting relating to the Property; and

                           3.2.5 TRANSPORTATION. All transportation costs of
Property Manager's personnel.

                  3.3 COSTS AND EXPENSES TO BE BORNE BY OWNER. Except as set forth in Section 3.2 or elsewhere in this Agreement, Owner shall be responsible for leasing commissions, attorneys' fees and court costs and outside collection agency fees incurred in connection with lease negotiation, enforcement and termination and rent and other collection and litigation (subject to the insurance and indemnity provisions of Article 8).

                  3.4 NONCUSTOMARY SERVICES. Notwithstanding anything in this Agreement to the contrary, Property Manager shall not furnish or render services to the tenants of the Property other than those services customarily furnished to tenants of similar properties unless (a) Property Manager makes separate, adequate charges to tenants for such services, (b) such charges are received and retained by Property Manager, (c) Property Manager bears the cost of providing such services, and (d) Property Manager first obtains Owner's written consent. For purposes of this Section 3.4, it is agreed that maintenance, trash collection, janitorial services and cleaning services, the furnishing of water, heat, light, air conditioning, public entrances and exits, guard or security services and parking facilities are examples of services customarily furnished to the tenants of similar properties.

                        ARTICLE 4 PERSONNEL AND BONDING.

                  4.1 STABILITY OF MANAGEMENT TEAM. Owner and Property Manager recognize the benefits inherent in promoting stability in the management team engaged in the operation of the Property.

                           4.1.1 EMPLOYEES. Property Manager shall use
reasonable care to select qualified, competent and trustworthy employees and independent contractors. Subject to the provisions of this Section 4.1, Sections 2.2.1 and 10.2.13 and EXHIBIT B, the selection, terms of employment (including, without limitation, compensation and duration of employment), supervision, training and assignment of duties of all employees of Property Manager providing Property-related services shall be the duty and responsibility of Property Manager. All personnel providing the Property-related services described in this Agreement shall be the employees or contractors of Property Manager.

                           4.1.2 SPECIFIC REQUIRED EMPLOYEES. Property Manager
shall employ, at Property Manager's sole cost and expense, at least the following personnel for the Property:

                                    4.1.2.1 PROPERTY MANAGER. A manager who
works from the Records Office and manages the Property; and

                                    4.1.2.2 PROPERTY ACCOUNTANT. An accountant,
who shall be a part of Property Manager's in-house staff and who may work from a central location.

                  4.2 AFFILIATES. Property Manager shall not contract for outside services for the Property with any Affiliate of Property Manager without Owner's prior written consent, which consent may be granted or withheld in Owner's sole and absolute discretion.

                  4.3 BONDING. Property Manager, at Property Manager's sole cost and expense, shall maintain at all times during the Term a bond or bonds covering Property Manager and all persons who handle, have access to or are responsible for Owner's monies, in an amount and form reasonably acceptable to Owner. Any changes in such bond(s) must be approved in writing by Owner. Property Manager hereby collaterally assigns to Owner all proceeds of the bond(s) as they relate to the Property and agrees to execute such further collateral assignments and notices thereof as may be required by Owner. Such bond(s) shall insure, among other risks as determined by Owner, Property Manager's faithful performance of its obligations under this Agreement. Property Manager shall provide Owner with a certificate or other satisfactory documentation evidencing the existence and terms of such bond(s) upon execution of this Agreement.

                         ARTICLE 5 COMPLIANCE WITH LAWS.

                  5.1 COMPLIANCE. Property Manager shall abide by and comply fully with all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any federal, state or municipal authority with jurisdiction over Property Manager or the Property (collectively, "Applicable Laws"), including, without limitation, the federal Occupational Safety and Health Act (OSHA) statutes, rules and regulations, and all requirements of the insurers of the Property and Owner's liabilities with regard thereto. If the cost of compliance in any instance is not provided for in the Approved Operating or Capital Budget and is reasonably anticipated to exceed ____________ Dollars ($_____.00), Property Manager shall notify Owner promptly and obtain Owner's approval prior to making the expenditure.

                  5.2 NOTICE. Property Manager shall notify Owner of any alleged violation of any Applicable Law affecting the Property immediately upon becoming aware thereof.

                   ARTICLE 6 ACCOUNTING AND FINANCIAL MATTERS.

                  6.1 BOOKS AND RECORDS. Subject to Owner's discretion, Property Manager shall keep accounts, books and records of the Property, pursuant to methods and systems and in form and substance approved by Owner, showing all receipts, expenditures and all other matters necessary or appropriate for the recording of the results of the operation of the Property. Such accounts, books and records shall be kept in a secure location at the Records Office and shall be available for inspection and copying by Owner, BPOP and their representatives at any time. Upon the effective date of any termination of this Agreement, or earlier on Owner's request, all accounts, books and records (including supporting documents and supporting schedules) shall be delivered to Owner so as to ensure the orderly continuance of the management and operation of the Property.

                  6.2 REPORTS AND RECONCILIATION OF PROPERTY ACCOUNTS. Subject to the contrary written directions from Owner, Property Manager shall provide the following reports in a format approved by Owner:

                           6.2.1 MONTHLY REPORTS. On or before the 1st day of
each month, Property Manager shall provide such reports and data to Owner as Owner may require from time to time. Without limiting the foregoing, Property Manager shall provide Owner with a monthly report containing the following information for the preceding calendar month:

                                    6.2.1.1 COLLECTION REPORT. A detailed report
of all monies collected (identified by tenant or other source), including, without limitation, rents billed (including escalations), rents collected (including escalations), vacancies, rents delinquent, rents prepaid beyond the current month, security deposits collected, and as to any percentage leases, tenant gross sales receipts;

                                    6.2.1.2 EXPENSE REPORT. A detailed report of
all expenses paid, including a schedule and description of all amounts paid to Property Manager or an Affiliate thereof;

                                    6.2.1.3 BUDGET COMPARISON. A comparison of
the current month and year-to-date account of actual expenses to budgeted amounts, calculations of monthly and year-to-date variances from the Approved Operating and Capital Budgets, appropriate descriptions of any significant monthly or year-to-date variances and a revised annualized projection of monies to be collected and expenses to be paid for the balance of the calendar year;

                                    6.2.1.4 MATERIAL VARIANCES. A written report
describing any material changes or variances in the Property which occurred during the month or are anticipated to occur;

                                    6.2.1.5 RECEIVABLE RECONCILIATION. A
reconciliation of amounts receivable or due to Owner accompanied by payment of same;

                                    6.2.1.6 LOCKBOX RECONCILIATION. A
reconciliation of the Property Lockbox and Disbursement Accounts as to funds received, expended and held for the Property;

                                    6.2.1.7 PROPERTY OVERVIEW. A narrative
report of the performance of the Property, including leasing activities, physical problems, and material events;

                                    6.2.1.8 MISCELLANEOUS FINANCIAL REPORTS. A
report on tenant sales, a net income and cash flow forecast, a balance sheet, an income statement, a cash flow statement and a trial balance; and

                                    6.2.1.9 RENT ROLL AND OTHER REPORTS. An
updated rent roll for the Property and any other financial or operating information which may be required from time to time by Owner.

                           6.2.2 QUARTERLY REPORTS. Property Manager shall
provide a quarterly management report for the Property, which shall be submitted with the applicable monthly financial statements and shall contain, without limitation, the recommendations of Property Manager regarding the physical condition and operation of the Property.

                           6.2.3 PERIODIC REPORTS. Property Manager shall
furnish to Owner periodically as reasonably requested:

                                    6.2.3.1 MARKET SURVEYS. Market surveys and
any other tenant information;

                                    6.2.3.2 PHYSICAL REPORTS. Reports covering
on-site physical inspections and operating reviews; and

                                    6.2.3.3 INVENTORY. A current inventory of
all personal property and equipment used in connection with the Property. The inventory shall be submitted to Owner no later than 30 days prior to the end of each calendar year.

                  6.3 AUDIT. Owner shall have the right to conduct an audit of all or any portion of the Property's operations at any time. Property Manager shall promptly correct all accounting method deficiencies, internal control weaknesses and errors disclosed by Owner's audits, and shall timely inform Owner in writing of all corrective actions taken. Owner's audit shall be at Owner's sole cost and expense unless an error on the part of Property Manager or its accountant is discovered which affects Owner adversely and is equal to or greater than __% of the gross expenses of the Property for the period audited (with respect to an expense error), or __% of the gross receipts of the Property for the period audited (with respect to an income error), in which case Property Manager shall bear the full cost of the audit. Any adjustments in amounts due and owing from Owner or Property Manager shall be paid within 15 calendar days following Owner's receipt of the audit.

                  6.4 OTHER REPORTS AND STATEMENTS. Property Manager shall furnish to Owner, as promptly as practicable, such other reports, statements or other information with respect to the operation of the Property as Owner may reasonably request from time to time. Property Manager shall submit to Owner its annual unaudited financial report no later than 120 days after the end of Property Manager's fiscal year. Owner shall endeavor not to disclose the confidential contents of such financial report to persons other than those with a need to know.

                  6.5 CONTRACTS AND OTHER AGREEMENTS. Property Manager shall maintain at the Records Office one original (or a copy, if no original is available) of all contracts, occupancy leases, lease abstracts, equipment leases, maintenance agreements and all other agreements relating to the Property. Duplicate originals of all such documents shall be forwarded to Owner by Property Manager immediately upon execution. If there is only one original of any such document, it shall be delivered to and retained by Owner.

                  6.6 FINAL ACCOUNTING. Property Manager shall deliver a final accounting for the Property to Owner within 30 days after the effective date of any termination (whether or not for cause) of this Agreement. Such final accounting shall set forth all current income, all current expenses and all other expenses contracted for on Owner's behalf but not yet incurred in connection with the Property, together with such other information as may be reasonably requested by Owner. Such final accounting shall also include a reconciliation of all year to date operating expenses together with their original invoices.

                  6.7 TAX RETURNS; 1099'S. Property Manager shall file all tax returns for all sales taxes, payroll taxes and other taxes directly related to the Property; excluding, however, all federal, state and local income taxes of Owner. On Owner's behalf, Property Manager shall comply with all applicable provisions of the Internal Revenue Service Code and Regulations with respect to the preparation of IRS Form 1099, including the filing of Form 1096. In preparing such forms, Property Manager shall use its own employer identification number and not that of the Owner. Property Manager shall retain a copy of each completed Form in its files.

                  6.8 CERTIFICATION. Property Manager shall certify that each financial statement is true, correct and complete in all respects.

                  6.9 INSPECTIONS. Owner, BPOP and their representatives reserve the right to visit the Property at any time and to inspect and copy Property Manager's records from time to time. Property Manager shall cooperate with Owner, BPOP and their representatives in exercising such rights.

                  6.10 OWNER'S COMPUTERIZED ACCOUNTING SYSTEM.

                           6.10.1 INSTALLATION. Property Manager agrees to
cooperate fully with Owner in installing Owner's "Computerized Accounting System," which shall include, but is not limited to, preparing new lease abstracts and inputting all tenant-specific data into Owner's accounting system.

                           6.10.2 UTILIZATION. Property Manager agrees to
provide for the input of monthly accounting transactions into Owner's Computerized Accounting System (receipts, disbursements, journal entries, etc.) via terminals located in Property Manager's offices and according to reasonable guidelines established by Owner.

                           6.10.3 COSTS AND EXPENSE. Property Manager shall
obtain the computer hardware and software necessary to comply with the Owner's specifications, and shall update such equipment from time to time as may be required by Owner in order for Property Manager to comply with Owner's amended specifications. Property Manager shall pay the reasonable cost for the training in addition to servicing such accounting system and installing reasonable upgrades as advised by Owner.

                            ARTICLE 7 BANK ACCOUNTS.

                  7.1 PROPERTY LOCKBOX ACCOUNT. Subject to lender lockbox requirements, all funds received by Property Manager derived from the operation of the Property shall be immediately deposited in a lockbox account designated by Owner in writing (the "Property Lockbox Account"). Owner may designate a different account in any bank or financial institution as the Property Lockbox Account at any time and from time to time by written notice to Property Manager. No other funds of Property Manager shall be deposited or commingled with funds in the Property Lockbox Account.

                  7.2  PROPERTY DISBURSEMENT ACCOUNT.

                           7.2.1 PAYMENT PROCEDURES. Property Manager shall
pay Property-related costs and expenses in accordance with Section 7.2.2 by check from a disbursement checking account designated by Owner in writing (the "Property Disbursement Account"). Owner may designate a different account in any bank or financial institution as the Property Disbursement Account at any time and from time to time by written notice to Property Manager. Property Manager shall not under any circumstances write a check payable to or in favor of Property Manager or any Affiliate of Property Manager other than (a) to reimburse itself or an Affiliate for expenditures made on behalf of Owner and approved in advance in writing by Owner, or (b) to pay itself the Management Fee payable under Section 3.1; provided, however, that within 15 days after paying itself any Management Fee, Property Manager shall provide Owner with a statement setting forth the calculations made in computing the Management Fee in detail reasonably satisfactory to Owner. Only those personnel specifically authorized by Property Manager and approved by Owner shall have authority to write checks from the Property Disbursement Account. Property Manager shall not issue a check for more than _________________________ Dollars ($_______) without the prior written authorization of Owner. Property Manager shall not under any circumstances issue a check from the Property Disbursement Account for more than _________________________ Dollars ($_______).

                           7.2.2 EXPENSES PAID FROM PROPERTY DISBURSEMENT
ACCOUNT. The following costs shall be paid directly from the Property Disbursement Account:

                                    7.2.2.1 OPERATION COSTS. Any and all costs
necessary for the management, operation and maintenance of the Property, so long as such costs are provided for and are within the limits of the Approved Operating Budget or are specifically authorized in writing by Owner;

                                    7.2.2.2 CAPITAL EXPENDITURES. Any and all
capital expenditures, so long as such costs are provided for and are within the limits of the Approved Capital Budget or are specifically authorized in writing by Owner; and

                                    7.2.2.3 EMERGENCY COSTS. Any and all costs
necessary to handle emergencies as described in Section 2.2.6.

                       ARTICLE 8 INSURANCE AND INDEMNITY.

         8.1  INDEMNIFICATION.

                           8.1.1 PROPERTY MANAGER'S INDEMNITY. To the maximum
extent permitted by law, Property Manager shall indemnify, hold harmless, protect and defend (with counsel acceptable to Owner) Owner, BPOP, the officers, directors, shareholders, partners, trustees, members, employees, agents, contractors of each of them, and all others who could be liable for the obligations of any of them, from and against any and all claims, demands, actions, fines, penalties, liabilities, losses, taxes, damages, costs, injuries and expenses (including, without limitation, actual attorneys', consultants' and expert witness' fees and costs at the pre-trial, trial, and appellate levels) (collectively, "Damages") in any manner related to, arising out of or resulting from:

                                    8.1.1.1 DEFAULT. Any default of Property
Manager to perform its obligations under this Agreement;

                                    8.1.1.2 SCOPE OF AUTHORITY. Any acts of
Property Manager beyond the scope of its authority under this Agreement; or

                                    8.1.1.3 NEGLIGENCE. Any negligence, willful
misconduct or fraud of Property Manager or any agent or employee of Property Manager.

Notwithstanding any other provisions of this Agreement to the contrary, Property Manager's obligations under this Section 8.1 shall survive the expiration, termination or cancellation of this Agreement.

                           8.1.2 OWNER'S INDEMNITY. To the maximum extent
permitted by law, Owner shall indemnify, hold harmless, protect and defend Property Manager and its officers, directors, employees, agents, contractors and all others who could be liable for the obligations of Property Manager from and against any and all Damages in any manner related to, arising out of or resulting from Property Manager's performance of services which are (a) within the scope of Property Manager's authority under this Agreement, and (b) not within the scope of Property Manager's indemnity set forth in Section 8.1.1.

                           8.1.3 INTERPRETATION. The rights and obligations of
indemnity described in this Section 8.1 shall not be exclusive and shall be in addition to such other rights and obligations as may be otherwise available to either party at law or in equity. The provisions of this Section 8.1 shall survive the expiration or sooner termination of this Agreement.

                  8.2  PROPERTY MANAGER'S INSURANCE RESPONSIBILITY.

                           8.2.1 PROPERTY MANAGER INSURANCE. Property Manager
shall maintain the following insurance coverages (with deductibles, if applicable, in amounts reasonably acceptable to Owner) at all times during the
Term:

                                    8.2.1.1 WORKER'S COMPENSATION. Worker's
compensation insurance at no less than statutory requirements, and employer's liability insurance with a limit of not less than Two Million Dollars ($2,000,000) per occurrence;

                                    8.2.1.2 DISABILITY. Non-occupational
disability insurance when required by law;

                                    8.2.1.3 GENERAL LIABILITY. Commercial
general liability insurance with a minimum combined bodily injury and property damage limit of Five Million Dollars

($5,000,000) per occurrence, a products-completed operations aggregate limit of Five Million Dollars ($5,000,000) and a general aggregate limit of Ten Million Dollars ($10,000,000) per location;

                                    8.2.1.4 AUTOMOBILE. Automobile liability
insurance covering owned, hired and non-owned vehicles, with separate coverage in an amount not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage; and

                                    8.2.1.5 ERRORS AND OMISSIONS. Errors and
omissions insurance coverage in an amount not less than One Million Dollars ($1,000,000).

                           8.2.2 FORM OF POLICIES. Property Manager shall
deliver to Owner, within three days after the Effective Date, certificates of insurance or other satisfactory evidence (which shall include copies of the policies if Owner so requests) that all required insurance is in full force and effect at all times. All policies required under Section 8.2.1 shall provide that Owner be given not less than 30 days' advance notice of any proposed cancellation or material change. The liability policies required under subsections 8.2.1.3 and 8.2.1.4 shall name Owner and BPOP as additional insureds. Owner's liability and casualty insurance policies with respect to the Property, as described in Sections 8.5.1.1 and 8.5.1.2 of this Agreement, shall name Property Manager as an additional insured. All liability insurance required under Section 8.2.1 shall be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Such liability policies also shall contain endorsements which (a) delete any employee exclusion on personal injury coverage, (b) include employees as additional insureds, and (c) contain cross-liability, waiver of subrogation and such other provisions as Owner may reasonably require. Such insurance also shall include broad form contractual liability insurance coverage insuring all of Property Manager's indemnity obligations to Owner pursuant to this Agreement. Property Manager shall be permitted to maintain all insurance required herein under Property Manager's blanket insurance policy.

                  8.3 CONTRACT DOCUMENTS; INDEMNITY PROVISIONS. Property Manager shall use all reasonable efforts to include provisions in all Property-related service and supply contracts prepared or executed by Property Manager requiring the third-party contractor, to the maximum extent permitted by law, to indemnify, defend (with counsel reasonably acceptable to the respective indemnitees), protect and hold Property Manager, BPOP and Owner harmless from and against any and all Damages in any manner related to, arising out of and/or resulting from any damage to or injury to, or death of, persons or property caused or occasioned by or in connection with or arising out of any acts or omissions of the third-party contractor or its employees, agents or contractors.

                  8.4 APPROVAL OF INSURANCE COMPANIES. All insurance required to be carried by Property Manager shall be written with companies having a policy holder and asset rate, as circulated by Best's Insurance Reports, of A-:VIII or better.

                  8.5   OWNER'S INSURANCE RESPONSIBILITY.

                           8.5.1 GENERAL REQUIREMENTS. Owner shall maintain
during the Term all of the following insurance coverages, each of which shall be primary and non-contributory with any insurance carried by Property Manager:

                                    8.5.1.1 ALL-RISK. All-risk property damage
insurance and loss of rents insurance coverage on the Property; and

                                    8.5.1.2 GENERAL LIABILITY. Commercial
general liability insurance coverage with a general aggregate limit of not less than Fifty Million Dollars ($50,000,000). Property Manager shall be insured under Owner's commercial general liability insurance policy for actions within the scope of Property Manager's authority as set forth in this Agreement. No other terms and conditions of this Agreement (including, without limitation, the indemnification provisions of Section 8.1 and Property Manager's obligation to maintain insurance described in Section 8.2) shall be affected by this subsection 8.5.1.2.

                           8.5.2 SELF-INSURANCE. Owner shall have the right, in
its sole and absolute discretion, to self-insure all or any part of the coverages required to be carried by Owner. If Owner elects to self-insure, Property Manager shall be insured under Owner's plan of self-insurance to the same extent Property Manager would have been insured if Owner purchased the insurance policies described in Section 8.5.1.

                  8.6  PROPERTY MANAGER'S DUTIES IN CASE OF LOSS.

                           8.6.1 CASUALTY NOTIFICATION. Property Manager shall
notify Owner immediately of any fire or other damage to any part of the Property. In the event of any serious damage to any part of the Property, Property Manager shall telephone Owner so that an insurance adjustor may view the damage before repairs are started. Property Manager shall telephone Owner immediately if any hazardous substances or other contaminants are released on, about, under or in the vicinity of the Property. Property Manager shall not settle any losses, complete loss reports or adjust losses on behalf of Owner or meet with any federal, state or local regulatory agency without the prior consent of Owner.

                           8.6.2 PERSONAL INJURY NOTIFICATION. Property Manager
shall notify Owner promptly of any personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to any part of the Property. Property Manager shall forward to Owner immediately upon receipt copies of any summons, subpoena or other like legal document served upon Property Manager relating to actual or alleged potential liability of Owner, Property Manager or the Property.

                           8.6.3 INSURANCE MANUAL. Property Manager acknowledges
receipt of a copy of Owner's Insurance Manual for Real Estate Owners and Property Managers (effective _________________), and agrees to comply with the policies and procedures set forth therein, as amended from time to time (so long as Property Manager receives notice of such amendments), including, without limitation, that Property Manager obtain current certificates of insurance from third-party vendors of the Property.

                       ARTICLE 9 RELATIONSHIP OF PARTIES.

                  9.1 REPRESENTATIONS AND WARRANTIES.

                           9.1.1 PROPERTY MANAGER'S EXPERTISE. Property Manager
represents and warrants that it is a skilled, experienced and sophisticated professional in the field of shopping center property management and leasing, and that it has all the expertise necessary to perform its obligations under this Agreement.

                           9.1.2 PROPERTY MANAGER'S AUTHORITY. Property Manager
represents and warrants that (a) Property Manager has full power, authority and legal right to execute, deliver and perform this Agreement and to perform all of its obligations hereunder, and (b) the execution, delivery and performance of all or any portion of this Agreement do not and will not (i) require any consent or approval from any governmental authority, (ii) violate any provisions of law or any governmental order, or (iii) conflict with, result in a breach of, or constitute a default under, the charter or bylaws of Property Manager or any instrument to which Property Manager is a party or by which it or any of its property is bound.

                           9.1.3 OWNER'S AUTHORITY. Owner represents and
warrants that it has full power, authority and legal right to execute, deliver and perform this Agreement.

                           9.1.4 RELIANCE. Property Manager acknowledges and
agrees that Owner is relying upon the representations and warranties set forth in Sections 9.1.1 and 9.1.2 in entering into this Agreement, and Owner acknowledges and agrees that Property Manager is relying upon the representations and warranties set forth in Section 9.1.3 in entering into this Agreement.

                  9.2 NATURE OF RELATIONSHIP. In taking any action pursuant to this Agreement, Property Manager shall be acting solely as an independent contractor and nothing in this Agreement, express or implied, shall be construed as creating a partnership, joint venture, employer-employee or principal-agent relationship between Property Manager (or any person employed by Property Manager) and Owner, or any other relationship between the parties hereto except that of property owner and independent contractor.

                  9.3 COMMUNICATIONS BETWEEN PARTIES. Owner relies on Property Manager to direct and control all operations at the Property; provided, however, that Owner and BPOP reserve the right to communicate directly with the Designated Supervisor, the accountant manager specified in subsection 4.1.2.1, Property Manager's accountant(s) working on Property matters, all tenants, tenants' representatives and prospective tenants, all advertising, management, cleaning and servicing firms doing Property-related work and all parties contracting with Owner or Property Manager with respect to the Property.

                  9.4 RELATIONSHIP OF OWNER AND PROPERTY MANAGER WITH RESPECT TO LEASING. Property Manager shall be entitled to no leasing fees, commissions, finders fees or other compensation in connection with any new leases, lease renewals, lease extensions or other leasing activity relating to the Property, whether or not such leases are arranged by the Property Manager (or an Affiliate thereof) on behalf of Owner; provided, however, that Property Manager shall have the right to receive such leasing fees or commissions if, and to the extent that, Owner and Property Manager have entered into a separate written Leasing Agreement with respect to the Property or a separate written letter agreement.

                  9.5 CONFIDENTIALITY. Property Manager shall at all times during and after the Term maintain the confidentiality of all matters pertaining to this Agreement and all operations and transactions relating to the Property.

                  9.6 PROPERTY MANAGER NOT TO PLEDGE OWNER'S CREDIT. Property Manager shall not pledge the credit of Owner without Owner's prior written consent. Property Manager shall not, in the name or on behalf of Owner, borrow any money or execute any promissory note, installment purchase agreement, bill of exchange or other obligation.

                             ARTICLE 10 TERMINATION.

                  10.1 TERMINATION BY OWNER WITHOUT CAUSE. This Agreement may be terminated by Owner without cause at any time upon ___ days' prior written notice to Property Manager. In addition to the foregoing, at Owner's sole election, this Agreement shall automatically terminate on the earlier of: (i) the date of BPOP's removal as the managing member of Owner, or (ii) the date for close of escrow of the sale or other transfer of title to the Property; provided, however, that if the Property includes more than one building, then Owner may terminate this Agreement as to any one or more of such buildings that are sold or transferred. If Owner so terminates this Agreement pursuant to this
Section 10.1, then Property Manager shall be entitled, as its sole and exclusive remedy, to receive all Management Fees earned and unpaid as of the date of termination plus reimbursement for all expenses as expressly permitted under this Agreement.

                  10.2 TERMINATION BY OWNER FOR CAUSE. This Agreement may be terminated by Owner at any time during the Term upon written notice to Property Manager effective immediately, or on such later date of termination as may be stated in Owner's notice, for any of the causes set forth in this Section 10.2. In the event of such a termination, Property Manager shall be entitled, as its sole and exclusive remedy, to receive such earned and unpaid Management Fees as may remain, if any, plus reimbursement for all expenses as expressly permitted under this Agreement, after Owner has offset any damages or other amounts owed to Owner by Property Manager. The following shall constitute grounds for termination by Owner for cause:

                           10.2.1 PROSPECTIVE TENANTS. If Property Manager,
without the prior written consent of Owner, directs a prospective tenant for the Property to another building owned, managed or operated by Property Manager or an Affiliate of Property Manager within a three-mile radius of the Property without also showing the prospect the Property and, if requested by the prospect, making a specific lease proposal to the prospect with respect to leasing space in the Property, whether or not the tenant becomes a tenant of such other building;

                           10.2.2 EXISTING TENANTS. If Property Manager, without
the prior written consent of Owner, (a) discusses with an existing tenant of the Property the possibility of the tenant leasing space in another building owned, managed or operated by Property Manager or an Affiliate of Property Manager within a three-mile radius of the Property without giving Owner 10 days' prior notice of Property Manager's intention to hold such discussions, or (b) makes a specific lease proposal to the tenant with respect to leasing space in any such other building without providing Owner with a reasonable prior opportunity to make a competing proposal to the tenant with respect to keeping the tenant in the Property, whether or not the tenant becomes a tenant of such other building;

                           10.2.3 COMMINGLE. If Property Manager commingles any
Property-related funds with any other funds of Property Manager, or uses any Property assets for purposes unrelated to Property operations;

                           10.2.4 BREACH. If Property Manager, in Owner's sole
and absolute discretion, breaches its duty to Owner to operate and manage the Property in a manner consistent with Owner's standards for operating a first-class retail property;

                           10.2.5 FAILURE TO MAINTAIN. If Property Manager,
subject to fire, earthquake, acts of God and other events beyond the control of Property Manager (which shall not include financial inability), and subject to the performance by tenants of their obligations under their leases, fails to maintain the operating assets of the Property in good working order or repair and to keep the Property properly clean and free of debris, snow and ice;

                           10.2.6 SUSPENSION. If Property Manager suspends or
discontinues business;

                           10.2.7 INVOLUNTARY BANKRUPTCY. If a court enters a
decree or order for relief in respect of Property Manager in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of Property Manager or for any substantial part of Property Manager's property, or for the winding-up or liquidation of Property Manager's affairs, and such decree or order continues unstayed and in effect for a period of 60 consecutive days;

                           10.2.8 VOLUNTARY BANKRUPTCY. If Property Manager
commences a voluntary case or action under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of Property Manager or for any substantial part of Property Manager's property, or makes any assignment for the benefit of creditors, or fails generally to pay its debts as such debts become due, or takes any action in furtherance of any of the foregoing;

                           10.2.9 FAILURE TO PERFORM WITHIN CURE PERIOD. If
Property Manager fails to observe or perform any of its obligations under this Agreement, and such failure continues for 10 days after written notice thereof has been given by Owner to Property Manager; or

                           10.2.10 FRAUD. If any fraud is perpetrated by
Property Manager, or if any representation or warranty of Property Manager made in this Agreement or in any proposal, application, financial statement or other writing delivered by Property Manager at any time pursuant to this Agreement proves to have been incorrect, incomplete or misleading in any material respect when made.

         10.3  TERMINATION BY PROPERTY MANAGER.

                           10.3.1 WITHOUT CAUSE. This Agreement may be
terminated by Property Manager without cause at any time on ____ days' prior written notice to Owner; subject to Owner's right, in its sole and absolute discretion, to unilaterally modify the termination date set forth in Property Manager's notice if Owner locates a replacement Property Manager for the Property prior to the end of such ___-day period.

                           10.3.2 FOR CAUSE. Property Manager may terminate this
Agreement upon the occurrence of a default by Owner hereunder; provided, however, in the event of such default,

Property Manager first shall notify Owner in writing of the exact nature of the default and Property Manager's intention to terminate this Agreement as a result of the default. Owner shall have 30 days from receipt of such notice to cure the default, provided Owner commences to cure such default within 30 days and thereafter diligently prosecutes the cure to completion.

                  10.4 TERMINATION ON SALE. If the Property is sold, exchanged or otherwise transferred by Owner at any time during the Term, (a) Owner shall provide Property Manager with reasonable advance notice of the proposed transfer, (b) this Agreement shall terminate as of the effective date of the transfer, and (c) neither Owner nor Owner's successor shall have any further liability to Property Manager under this Agreement except with respect to Management Fees earned and unpaid as of the date of termination.

                  10.5 ORDERLY TRANSITION. In the event of any termination of this Agreement, Property Manager shall (a) immediately (or at such later date as Owner may designate in its sole discretion) deliver to Owner all files and documents in Property Manager's possession relating to the Property and all existing and prospective tenants of the Property, and (b) cooperate with Owner, BPOP and any replacement Property Manager designated by Owner to effect an orderly transition of the management and operation of the Property to Property Manager's replacement. The obligations set forth in this Section 10.5 shall survive termination of this Agreement.

                  10.6 RIGHTS WHICH SURVIVE TERMINATION OR EXPIRATION. The termination of this Agreement shall in no event terminate or prejudice (a) any right arising out of or accruing in connection with the terms of this Agreement attributable to events and circumstances occurring prior to termination, or (b) any rights or obligations specified in this Agreement to survive termination.

                  10.7 DAMAGES. If it is determined by an arbitrator or court of competent jurisdiction that Owner has terminated this Agreement in violation of this Agreement or any Applicable Law, Property Manager shall be entitled, as its sole and exclusive remedy for such termination, to recover only the amount of its Direct Damages. For purposes of this Section 10.7, "Direct Damages" shall mean all net profits Property Manager would have earned under this Agreement from the date of such termination until the date Owner could have validly terminated this Agreement. Owner and Property Manager expressly agree that Direct Damages shall not include any punitive or consequential damages, including, for example and not by way of limitation, any damages or losses arising from or related to the effect of such termination on Property Manager's overall operations.

                               ARTICLE 11 GENERAL.

                  11.1 NOTICES. Any notices relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes (a) when delivered, if (i) by receipt-confirmed facsimile transmission with the original subsequently delivered by first-class United States mail or other means described herein, (ii) in person, or (iii) by generally recognized overnight courier service, or (b) five days after deposit in the United States mail, certified or registered mail, return receipt requested, postage prepaid, to the respective addresses set forth below, or to such other addresses as the parties may designate from time to time.

PROPERTY
MANAGER:


/-------------------/

OWNER:


BPP Retail, LLC
Burnham Pacific Properties, Inc.
10780 Santa Monica Blvd., Suite 4000
Los Angeles, CA 90025
Fax No.:  (310) 234-4911

With a copy to:
Burnham Pacific Properties, Inc.
100 Bush St., Suite 2400
San Francisco, CA 94104
Fax No.: (415) 352-1711


                  11.2 ENTIRE AGREEMENT. This Agreement, together with all exhibits attached, is intended by the parties as the complete and final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement specifically supersedes any prior written or oral agreements between the parties with respect to the subject matter hereof. The language in all parts of this Agreement shall be construed as a whole in accordance with its fair meaning, and shall not be construed against any party solely by virtue of the fact that such party or its counsel was primarily responsible for its preparation.

                  11.3 AMENDMENTS AND WAIVERS. No modification of this Agreement shall be effective unless set forth in a writing signed by the party against whom the modification is sought to be enforced. The party benefited by any condition or obligation may waive it, but any such waiver shall not be enforceable by the other party unless made in writing and signed by the waiving party.

                  11.4 INVALIDITY OF PROVISION. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by an arbitrator or court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the arbitrator or court, or the validity or enforceability of this Agreement as a whole.

                  11.5 GOVERNING LAW. This Agreement shall be governed by the laws of the State of ___________ without giving effect to the conflict of laws principles of such State.

                  11.6 TIME. Time is of the essence in the performance of the parties' respective obligations under this Agreement.

                  11.7 ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Property Manager shall not assign all or any portion of its interest in this Agreement without Owner's prior written consent, which consent may be granted or withheld in Owner's sole and absolute discretion. If Owner consents to an assignment of this Agreement, no further assignment shall be made without Owner's prior written consent, which consent may be granted or withheld in Owner's sole and absolute discretion.

                  11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.9 EXCULPATION. No trustee, officer, director, employee or agent of Owner shall be personally liable for any of the obligations of Owner hereunder, and Property Manager shall look solely to the Property for the enforcement of any claims against Owner arising hereunder.

                  11.10 ATTORNEYS' FEES. In the event of any arbitration or other legal or equitable proceeding for enforcement of any of the terms or conditions of this Agreement, or any alleged disputes, breaches, defaults or misrepresentations in connection with any provision of this Agreement, the prevailing party in such proceeding, or the nondismissing party where the dismissal occurs other than by reason of a settlement, shall be entitled to recover its reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs paid or incurred in good faith at the arbitration, pre-trial, trial and appellate levels, and in enforcing any award or judgment granted pursuant thereto. Any award, judgment or order entered in any such proceeding shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such award or judgment, including, without limitation, (a) post-award or post-judgment motions, (b) contempt proceedings, (c) garnishment, levy, and debtor and third party examinations, (d) discovery, and (e) bankruptcy litigation. The "prevailing party," for purposes of this Agreement, shall be deemed to be that party which obtains substantially the result sought, whether by dismissal, award or judgment.

                  11.11 FURTHER ASSURANCES. Owner and Property Manager shall execute such other documents and perform such other acts as may be reasonably necessary or desirable to carry out the purposes of this Agreement.

                  11.12 NO WAIVER. The failure of either party to insist upon strict performance of any of the terms and provisions of this Agreement or to exercise any option, right or remedy herein contained shall not be construed as a waiver or as a relinquishment for the future of such terms, provisions, options, rights or remedies and the same shall continue and remain in full force and effect.

                  11.13 SIGNS. Owner shall have the right to approve all signs and building directories at the Property. Any signs must meet all requirements of local sign codes and ordinances.

                  11.14 REFERENCES. The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted without reference to any headings. The date of this Agreement is for reference purposes only and is not necessarily the date on which it was entered into.

                  11.15 CONSENT. Unless otherwise expressly provided in this Agreement, when a provision of this Agreement requires the consent of any party, such consent shall not be unreasonably withheld, delayed or conditioned. If a party is determined to have unreasonably withheld, delayed or conditioned its consent in violation of this Agreement or any Applicable Law, the other party shall be entitled, as its sole and exclusive remedy, to recover only the amount of its actual direct damages, including reasonable attorneys' fees and costs, and shall not be entitled to recover any punitive or consequential damages, including, for example and not by way of limitation, any damages or losses arising from or related to the effect of such unreasonably withheld, delayed or conditioned consent on the overall operations of Owner or Property Manager.

                  11.16 EXCULPATION. Property Manager shall not at any time seek a personal judgment against CalPERS or BPOP for any default of Owner in the performance or observance of any of the terms or conditions of this Agreement, and CalPERS and BPOP shall have no personal liability under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

OWNER:

BPP RETAIL, LLC, a Delaware limited liability company

By: BURNHAM PACIFIC OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, Managing Member

         By:      BURNHAM PACIFIC PROPERTIES, INC.,
                  a Maryland corporation, General Partner


                  By:
                     ---------------------------

                  Name:
                        ------------------------

                  Its:
                      --------------------------

PROPERTY MANAGER


                              , a            corporation
------------------------------    -----------

By:
    -------------------------

Name:
       ----------------------

Title:
      -----------------------

                                    Exhibits
                                    --------

Exhibit A -       Description of Property

Exhibit B -       Fair Employment Practices Addendum

Exhibit C -       Contracting Procedures

Exhibit C-1 -     CalPERS Responsible Contractor Requirements

Exhibit D -       Rental Delinquencies

                                    EXHIBIT A

                             DESCRIPTION OF PROPERTY

                                    EXHIBIT B

                            NONDISCRIMINATION CLAUSE



                                    (OCP - 2)



         1. During the performance of this Agreement, Property Manager and its contractors and subcontractors shall not deny the benefits of this Agreement to any person on the basis of religion, color, ethnic group identification, sex, age, or physical or mental disability, nor shall they discriminate unlawfully against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, mental disability, medical condition, marital status, age or sex. Property Manager shall ensure that the evaluation and treatment of employees and applicants for employment are free of such discrimination.

         2. Property Manager shall comply with the provisions of the Fair Employment and Housing Act (California Government Code Section 12900 ET SEQ.) and the regulations promulgated thereunder (California Administrative Code, Title 2, Section 7285.0 ET SEQ.), the provisions of Article 9.5, Chapter 1, Part 1, Division 3, Title 2 of the Government Code (Government Code Sections 11135-11139.5) and the regulations or standards adopted by Owner, if any, to implement such article.

         3. Property Manager and its contractors and subcontractors shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement.

         4. Property Manager shall include the nondiscrimination and compliance provisions of this clause in all subcontracts to perform work under this Agreement.

                                    EXHIBIT C



                     CALPERS RESPONSIBLE CONTRACTOR EXHIBIT



         Property Manager shall at all times, in contracting for goods and services on behalf of Owner, make good faith efforts to comply with Owner's objectives and then current policies regarding disabled veterans enterprises, and Property Manager shall at all times comply with the policies described on EXHIBIT C-1 regarding the selection of responsible contractors, as such policies may be amended from time to time by Owner. In each instance, such compliance shall include, but not be limited to, complying with Owner's reporting requirements regarding such efforts.

                                    EXHIBIT D

                              RENTAL DELINQUENCIES

                             [_____________________]